EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Laredo Petroleum, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Laredo Petroleum, Inc. (formerly known as Laredo Petroleum Holdings, Inc.) on Form S-3 (File No. 333-187479, effective March 22, 2013) and Form S-8 (File No. 333-178828, effective December 30, 2011).

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
February 27, 2014